Exhibit 99.3

QUARTERLY FINANCIAL REPORT

FOR THE PERIOD ENDING

JUNE 30, 2017

TABLE OF CONTENTS

CONDENSED CONSOLIDATED BALANCE SHEETS	1

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	4

CONDENSED CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY	5

Note 1. The Company	6

Note 2. Basis of Presentation	6

Note 3. Related Party Transactions	7

Note 4. Intangible Assets	8

Note 5. Debt	9

Note 6. Commitments and Contingencies	11

Note 7. Share-Based Compensation	12

Note 8. Subsequent Events	13

Management’s Discussion and Analysis of Financial Condition and Results of Operations	14

Overview	14

Results of Operations	16

Financial Condition	22

Quantitative and Qualitative Disclosures about Market Risk	23

Controls and Procedures	24

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AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	June 30, 2017	December 31, 2016
	(Unaudited)
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$47,550	$60,920
Investments-restricted	152	152
Accounts receivable, net	5,536	5,965
Other current assets	13,607	13,136

Total Current Assets	66,845	80,173
Property and equipment, net	1,047,871	1,050,618
Intangible and other assets, net	15,579	15,616

Total Assets	$1,130,295	$1,146,407

Liabilities and Members’ Equity

Current Liabilities:
Accounts payable	$5,721	$5,533
Accrued expenses	20,927	17,823
Accounts payable and accrued expenses - related party	2	12
Accrued payroll and related expenses	13,281	15,586
Current portion of long-term debt	2,950	2,950

Total Current Liabilities	42,881	41,904

Long-Term Liabilities:
Long-term debt, net of unamortized discount and debt issuance costs	165,944	216,663
Long-term debt - related party	669	—
Capital lease obligations, less current portion	948	948

Total Long-Term Liabilities	167,561	217,611

Total Liabilities	210,442	259,515

Commitments and Contingencies (Note 6.)

Members’ Equity:
Members’ Equity	919,853	886,892

Total Members’ Equity	919,853	886,892

Total Liabilities and Members’ Equity	$1,130,295	$1,146,407

See notes to condensed consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,
	2017	2016
	(Unaudited)
	(In thousands)
Revenues:
Casino	$55,729	$52,417
Hotel	24,344	23,007
Food and beverage	22,259	21,133
Tower, retail, entertainment and other	8,876	8,556

Gross revenues	111,208	105,113
Less promotional allowances	7,908	7,168

Net revenues	103,300	97,945

Costs And Expenses:
Casino	17,239	16,495
Hotel	10,459	9,685
Food and beverage	16,617	15,534
Other operating expenses	2,417	2,524
Selling, general and administrative	31,672	31,274
Depreciation and amortization	7,358	6,747
Gain on disposal of assets	(4)	—

Total costs and expenses	85,758	82,259

Income From Operations	17,542	15,686

Other Expense:
Loss on debt redemption	(881)	—
Interest expense	(2,322)	(3,336)
Interest expense - related party	(9)	(12)

Total other expense	(3,212)	(3,348)

Net Income	$14,330	$12,338

See notes to condensed consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six months ended June 30,
	2017	2016
	(Unaudited) (In thousands)

Revenues:
Casino	$114,254	$108,026
Hotel	49,179	44,629
Food and beverage	43,441	41,043
Tower, retail, entertainment and other	16,836	16,603

Gross revenues	223,710	210,301
Less promotional allowances	15,806	14,341

Net revenues	207,904	195,960

Costs And Expenses:
Casino	34,497	33,455
Hotel	20,199	18,835
Food and beverage	31,934	30,103
Other operating expenses	4,876	5,080
Selling, general and administrative	63,168	62,037
Depreciation and amortization	14,432	13,366
Gain on disposal of assets	(27)	—

Total costs and expenses	169,079	162,876

Income From Operations	38,825	33,084

Other Expense:
Loss on debt redemption	(881)	(1,053)
Interest expense	(4,972)	(7,160)
Interest expense - related party	(11)	(23)

Total other expense	(5,864)	(8,236)

Net Income	$32,961	$24,848

See notes to condensed consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2017	2016
	(Unaudited) (In thousands)
Cash Flows From Operating Activities:
Net income	$32,961	$24,848
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,432	13,366
Amortization of debt issuance and debt discount costs	544	625
Loss on debt redemption	881	1,053
Gain on disposal of assets	(27)	—
Share-based compensation	—	559
Changes in operating assets and liabilities:
Accounts receivable, net	429	(2)
Other assets	(434)	(936)
Accounts payable and accrued expenses	203	2,324
Related party activity, net	(10)	11

Net Cash Provided by Operating Activities	48,979	41,848

Cash Flows From Investing Activities:
Acquisition of property and equipment	(10,914)	(14,509)
Proceeds from sale of property and equipment	40	47

Net Cash Used in Investing Activities	(10,874)	(14,462)

Cash Flows From Financing Activities:
Payments on notes payable	(51,475)	(36,475)

Net Cash Used in Financing Activities	(51,475)	(36,475)

Net decrease in cash and cash equivalents	(13,370)	(9,089)
Cash and cash equivalents - beginning of period	60,920	71,763

Cash and cash equivalents - end of period	$47,550	$62,674

Supplemental Disclosures of Cash Flow Information:

Cash paid during the period for interest, net of amounts capitalized	$4,470	$6,561

Supplemental Disclosures of Non-Cash Items:

Accrued capital expenditures	$1,306	$365

See notes to condensed consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

(Unaudited)

(In thousands)

	Class A Equity	Class B Equity	Total Equity
Balance at December 31, 2016	$—	$886,892	$886,892
Net income	—	32,961	32,961

Balance at June 30, 2017	$—	$919,853	$919,853

See notes to condensed consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. The Company

American Casino & Entertainment Properties LLC, or ACEP, was formed in Delaware on December 29, 2003. As used in this Quarterly Report, the terms “ACEP”, “company”, “we”, “our”, “ours”, and “us” refer to American Casino & Entertainment Properties LLC and its subsidiaries, unless the context suggests otherwise. ACEP owns and operates the Stratosphere Casino Hotel & Tower, or the Stratosphere, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder in Las Vegas, Nevada, and the Aquarius Casino Resort, or the Aquarius, in Laughlin, Nevada.

On April 22, 2007, American Entertainment Properties Corp., or AEP, our former direct parent, entered into a Membership Interest Purchase Agreement, or the Agreement, with W2007/ACEP Holdings, LLC, or Holdings, an affiliate of Whitehall Street Real Estate Funds, or Whitehall, a series of real estate investment funds affiliated with Goldman, Sachs & Co., to sell all of our issued and outstanding membership interests to Holdings, for approximately $1.3 billion. Pursuant to the Assignment and Assumption Agreement, dated December 4, 2007, between Holdings and W2007/ACEP Managers Voteco, LLC, or Voteco, Holdings assigned all of its rights, obligations and interests under the Agreement to Voteco. Voteco’s acquisition of ACEP, or the Acquisition, closed at a purchase price of $1.2 billion on February 20, 2008.

On June 10, 2017, Voteco and Holdings entered into a Membership Interest Purchase Agreement, or Purchase Agreement, with Golden Entertainment, Inc., or Golden, pursuant to which Voteco and Holdings agreed to sell all of the outstanding equity interests of ACEP to Golden (the “transaction”). Under the terms of the Purchase Agreement, the aggregate consideration to be paid by Golden for the transaction is $850 million, consisting of $781 million in cash and 4,046,494 shares of Golden common stock, subject to customary adjustments set forth in the Purchase Agreement relating to the net working capital and indebtedness of ACEP, as of the closing of the transaction. The number of shares for the transaction was determined based on Golden’s 10-day volume weighted average common stock price of $17.05 as of June 9, 2017. In connection with entering into the Purchase Agreement, Golden has obtained debt financing commitments to pay the cash portion of the purchase price and to refinance Golden’s existing credit facility. The transaction is currently expected to be completed prior to the end of calendar year 2017, subject to obtaining applicable gaming authority approvals.

Note 2. Basis of Presentation

The accompanying condensed consolidated financial statements included herein have been prepared by ACEP, without audit, in accordance with the accounting policies described in our 2016 audited consolidated financial statements. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted. We believe that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the accompanying condensed consolidated financial statements include all adjustments (consisting only of those of a normal recurring nature), which are necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results to be expected for any future interim period or for the entire fiscal year.

These condensed consolidated financial statements should be read in conjunction with the 2016 consolidated audited financial statements and related notes presented in our annual report for the year ended December 31, 2016. On August 30, 2016 we deregistered as a publically reporting entity. Our reports through June 30, 2016 are available electronically by visiting the SEC website at http://www.sec.gov.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of ACEP and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue arising from contracts with customers is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In April 2016, FASB issued ASU No. 2016-10, Revenue from Contracts with Customers. This update provides clarification on two topics contained in ASU No. 2014-09 - identifying performance obligations and the licensing implementation guidance. The effective date for the amendments in this update is the same as ASU No. 2014-09. The Company is currently assessing the impact that adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases. This amendment amends current guidance by requiring that lessees recognize a lease liability and a right-of-use asset (initially measured at the present value of the lease payments) on their balance sheets for operating leases. The accounting for lessors remains largely unchanged from prior guidance. This amendment will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period using a modified retrospective approach. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This amendment provides definitive guidance on the treatment of eight specific cash flow issues. The issues include: 1) Debt prepayment or debt extinguishment costs; 2) Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; 3) Contingent consideration payments made after a business combination; 4) Proceeds from the settlement of insurance claims; 5) Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; 6) Distributions received from equity method investees; 7) Beneficial interests in securitization transactions; and 8) Separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other. This amendment eliminates Step 2 of the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under this amendment, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The amendments in this update will be effective for annual or interim goodwill impairment test in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. This amendment is not expected to have an impact on our consolidated financial statements.

Note 3. Related Party Transactions

During the three months ended June 30, 2017, we paid Goldman Sachs approximately $9,000 in interest, compared to approximately $12,000 during the three months ended June 30, 2016. During the six months ended June 30, 2017, we paid Goldman Sachs approximately $11,000 in interest, compared to approximately $23,000 during the six months ended June 30, 2016. As of June 30, 2017, Goldman Sachs owned $669,000 of the 2015 Term Loans and committed to provide up to $7.5 million of the 2015 Revolving Facility. As of December 31, 2016, Goldman Sachs owned approximately $0 of the 2015 Term Loans and committed to provide up to $7.5 million of the 2015 Revolving Credit Facility. As of June 30, 2017 and December 31, 2016, there was no accrued interest due to Goldman Sachs.

The Realty Management Division of Goldman Sachs, or Goldman Sachs RMD, provides various services to us such as environmental services and insurance brokerage. We expensed Goldman Sachs RMD fees of $0 during the three months ended June 30, 2017, compared to approximately $375,000 for the three months ended June 30, 2016. We expensed Goldman Sachs RMD fees of $0 during the six months ended June 30, 2017, compared to $410,000 for the six months ended June 30, 2016. As of June 30, 2017 and December 31, 2016, we owed Goldman Sachs RMD $0.

On February 24, 2015, we entered into an agreement with Travel Tripper LLC, or TTL, to utilize their technology for online hotel reservations. TTL is owned by an affiliate of Highgate (23%) and an employee of Highgate (40%). Highgate owns a less than 5% membership interest in Holdings. We expensed fees of approximately $36,000 during the three months ended June 30, 2017 compared to $53,000 for the three months ended June 30, 2016. We expensed fees of approximately $94,000 during the six months ended June 30, 2017 compared to $99,000 during the six months ended June 30, 2016. As of June 30, 2017 and December 31, 2016, we owed TTL approximately $1,000 and $11,000, respectively.

On October 3, 2008, we entered into a participation agreement with Nor1, Inc., or Nor1, to utilize their technology to help sell perishable suite and room inventories. Nor1 gives the guest who books on-line the opportunity to book a non-guaranteed suite or upgraded rooms at a discounted rate if such is available at check-in. If the suite or upgraded room is awarded, Nor1 is paid 25% of the upgrade fee. Goldman Sachs owns less than 5% of Nor1. We expensed fees of approximately $3,000 during the three months ended June 30, 2017 compared to $5,000 for the three months ended June 30, 2016. We expensed fees of approximately $5,000 during the six months ended June 30, 2017 compared to $11,000 for the six months ended June 30, 2016. As of June 30, 2017 and December 31, 2016, we owed Nor1 approximately $1,000 and $1,000 respectively.

If a proposed transaction appears to or does involve a related person, the transaction is presented to our management for review. If management determines such transaction involves a related party or is unable to determine if a transaction is with a related party it will be presented to our audit committee for review. The audit committee is authorized to retain and pay such independent advisors as it deems necessary to properly evaluate the proposed transaction, including, without limitation, outside legal counsel and financial advisors to determine the fair value of the transaction.

Note 4. Intangible Assets

Pursuant to authoritative guidance, indefinite-lived intangible assets are subject to an annual assessment for impairment during the fourth quarter, or more frequently if there are indications of possible impairment, by applying a fair-value-based test.

Our indefinite-lived intangible assets consist of trade names. Intangible assets are recorded at cost or at fair value on the date of acquisition.

As of June 30, 2017 and December 31, 2016, we had the following indefinite-lived intangible assets.

	June 30, 2017	December 31, 2016
	Carrying Amount	Carrying Amount
	(in thousands)
Non-amortizing intangible assets:
Trade Name	$15,507	$15,507

	$15,507	$15,507

Note 5. Debt

As of the dates set forth below, long-term debt and capital lease obligations consisted of the following:

	June 30, 2017	December 31, 2016
	(In thousands)
2015 Term Loans due July 7, 2022, interest at a 3.25% margin above reserve-adjusted eurodollar rate, with a 1.00% floor	$174,100	$225,575
2015 Revolving Facility	—	—
Unamortized discount and debt issuance costs	(4,537)	(5,962)
Capital lease obligations	948	948

Total long-term debt and capital lease obligations	170,511	220,561
Current portion of long-term debt and capital lease obligations	(2,950)	(2,950)

Total long-term debt and capital lease obligations, net	$167,561	$217,611

2015 Term Loans and Revolving Facility

On July 7, 2015, the Company and certain of its subsidiaries, or the Guarantors, entered into a Credit and Guaranty Agreement, or the Credit Agreement, with the lenders party thereto from time to time, or the Lenders, Deutsche Bank AG New York Branch, or DBNY, as administrative agent and collateral agent, Goldman Sachs Lending Partners LLC or Goldman Sachs LP, and Deutsche Bank Securities Inc. or DBSI, as joint lead arrangers, joint bookrunners and co-syndication agents, and DBSI as documentation agent. The Guarantors pledged as collateral all of the real, personal and mixed property, including equity interests, in which liens are purported to be granted pursuant to the collateral documents. Pursuant to the terms of the Credit Agreement, the Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $310 million, consisting of $295 million of senior secured term loans, or the 2015 Term Loans, and a $15 million revolving credit facility, or the 2015 Revolving Facility. The maturity date of the 2015 Term Loans is the earlier to occur of (i) July 7, 2022 and (ii) the acceleration of the Term Loans, and the maturity date of the 2015 Revolving Facility is the earlier to occur of (i) July 7, 2020 and (ii) the acceleration of the 2015 Revolving Facility. The proceeds of the 2015 Term Loans were used, together with cash on hand, to repay in full the Company’s existing debt under the 2013 Credit Agreements.

The 2015 Term Loans bear interest either at a base rate plus 2.75% per annum or at the reserve-adjusted eurodollar rate plus 3.75% per annum. In the case of eurodollar rate loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. As of June 30, 2017, all outstanding 2015 Term Loans are eurodollar loans. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter ending on and after December 31, 2015 in an amount equal to 0.25% of the original principal balance. The 2015 Term Loans are also subject to annual principal payments based on excess cash flow for the period of August 1, 2015 through December 31, 2015, and for all fiscal years ending on and after December 31, 2016 through the maturity date of the 2015 Term Loans. The percentage of excess cash flow required to be prepaid will vary based on the ratio of total indebtedness (net of unrestricted cash) to trailing four quarter adjusted EBITDA. In addition, we are entitled to, at any time, make voluntary principal prepayments to the 2015 Term Loans in amounts of $1 million or greater.

On April 28, 2017 and May 30, 2017 we made voluntary principal payments of $40.0 million and $10.0 million, respectively, to the 2015 Term Loans. We recognized a loss on debt redemption of approximately $881,000 in connection with these principal payments.

On March 31, 2016 and October 24, 2016 we made voluntary principal payments of $35.0 million and $30.0 million, respectively, to the 2015 Term Loans. We recognized a loss on debt redemption of approximately $1.9 million in connection with these principal payments.

On October 31, 2016 we entered into an amendment of the Credit Agreement. The amendment reduced the interest rate on the 2015 Term Loans by 50 basis points per annum. The 2015 Term Loans will now bear interest at either a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum.

The 2015 Revolving Facilities bear interest at a base rate plus an applicable margin that is 1.25%, 1.75% or 2.25% per annum (depending on the Company’s First Lien Leverage Ratio) or the reserve-adjusted Eurodollar rate plus an applicable margin that is 2.25%, 2.75% or 3.25% per annum (depending on the Company’s First Lien Net Leverage Ratio). In the case of eurodollar rate revolving facilities, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. We will also pay a commitment fee equal to the applicable revolving commitment fee percentage times the average daily difference between the revolving commitments and the aggregate principal amount of any outstanding revolving loans. The applicable revolving commitment fee percentage is either 0.250% or 0.375% per annum (depending on the Company’s First Lien Net Leverage Ratio). We may at the expiration of any interest period convert all or a portion of the Revolving Facility to base rate loans or Eurodollar loans. We may at any time request voluntary commitment reductions to the Revolving Facility in amounts of $1 million or greater.

As of June 30, 2017 and December 31, 2016 there were no borrowings outstanding under the 2015 Revolving Facility.

The Credit Agreement includes a number of covenants that place restrictions on how we may operate our business, including, among others (i) restrictions on incurring other indebtedness and liens; (ii) a springing financial maintenance covenant; and (iii) restrictions on distributions, investments, acquisitions, significant asset disposals or making fundamental changes to our business. As of June 30, 2017 we were in compliance with the covenants of the Credit Agreement.

Note 6. Commitments and Contingencies

Legal Proceedings

In October 2016, the Company received a draft complaint, alleging that Company employees were not paid for all time worked on and off the clock for the prior three years ending in October 2016. Another proposed suit, on or about this same time, alleged the Company violated the Fair Labor Standards Act or FLSA and Nevada law by allegedly failing to compensate employees for a certain amount of time performing pre- and post-shift “banking” activities off-the-clock. On May 2, 2017, the parties reached a tentative settlement on all the proposed complaint’s claims. The company recorded a settlement expense of $800,000 during the three months ended June 30, 2017. The settlement is subject to court approval and administration of the claims once approved.

We are, from time to time, a party to various legal proceedings arising out of our businesses. We believe, however, there are no additional proceedings pending or threatened against us, which, if determined adversely, would have a material adverse effect upon our financial condition, results of operations or liquidity.

Note 7. Share-Based Compensation

The Company accounts for share-based compensation under ASC 718, Compensation-Stock Compensation. We recognized share-based compensation expenses of $0 for the three months ended June 30, 2017, compared to approximately $279,000 for the three months ended June 30, 2016. We recognized share-based compensation expenses of $0 for the six months ended June 30, 2017, compared to approximately $559,000 for the six months ended June 30, 2016. These amounts are included in selling, general and administrative expenses in our Condensed Consolidated Statements of Operations.

There are 16,500,000 stock options and 2,500,000 restricted stock units, or RSUs, available for issuance under the W2007/ACEP Holdings, LLC 2013 Management Incentive Plan, or 2013 Plan, that was approved on March 26, 2014. On March 26, 2014, our Board of Directors approved the grant of 2,500,000 RSUs under the 2013 Plan to executive officers, effective April 1, 2014. RSUs only vest upon a qualifying event (generally an initial public offering, the sale or disposition of Holdings’ membership interests in the Company, or sale or other disposition of Holdings). Additionally on March 26, 2014, our Board of Directors approved the grant of 13,035,000 stock options to be measured and valued over the next three years in accordance with ASC 718. All stock options granted under the plan have vested as of December 31, 2016. The stock options expire 10 years from the grant date.

A summary of stock option activity for the six months ended June 30, 2017 is as follows:

	Options	Exercise Price	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life
				(in years)
Outstanding at December 31, 2016	13,035,000	$1.00	$1.00	7.25
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—

Outstanding at June 30, 2017	13,035,000	$1.00	$1.00	6.75

Vested at June 30, 2017	13,035,000	$1.00	$1.00	6.75
Exercisable at June 30, 2017	13,035,000	$1.00	$1.00	6.75

The fair value of each stock option granted under the 2013 Plan is estimated on the date of the grant using the Black-Scholes-Merton option-pricing model.

A summary of RSU activity for the six months ended June 30, 2017 is as follows:

	RSUs	Grant Date Fair Value per RSU
Outstanding at December 31, 2016	2,500,000	$0.96
Granted	—	—
Exercised	—	—
Cancelled	—	—
Vested	—	—

Outstanding at June 30, 2017	2,500,000	$0.96

As of June 30, 2017, there was $2.4 million of total unrecognized compensation cost related to all unvested restricted stock awards. As of June 30, 2017 no shares were exercisable as the shares only vest upon the occurrence of a qualifying event. Compensation costs will be recognized when a qualifying event becomes probable.

Note 8. Subsequent Events

The Company evaluated its financial statements for subsequent events through July 28, 2017, the date these financial statements were available to be issued. There were no subsequent events that required recognition or disclosure in these condensed consolidated financial statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

With the exception of historical facts, the matters discussed in this quarterly report are forward looking statements. Forward-looking statements may relate to, among other things, future actions, future performance generally, business development activities, future capital expenditures, strategies, the outcome of contingencies such as legal proceedings, future financial results, financing sources and availability and the effects of regulation and competition. When we use the words “believe”, “intend”, “expect”, “may”, “will”, “should”, “anticipate”, “could”, “estimate”, “plan”, “predict”, “project”, or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: the size of our indebtedness, our indebtedness’ effect on our business, the adverse effect of government regulation and other matters affecting the gaming industry, increased operating costs of our properties, increased competition in the gaming industry, adverse effects of economic downturns and terrorism, our failure to make necessary capital expenditures, increased costs associated with our growth strategy, the loss of key personnel, risks associated with geographical market concentration, our failure to satisfy our working capital needs from operations or our indebtedness, our inability to raise additional money, our dependence on water, energy and technology services, adverse effects of increasing energy costs, and the availability of and costs associated with potential sources of financing.

We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update them.

The following discussion contains management’s discussion and analysis of financial condition and results of operations. Management’s discussion and analysis should be read in conjunction with the condensed Financial Statements of this quarterly report and Management’s Discussion and Analysis of Financial Condition and Results of Operations presented in our annual report for the year ended December 31, 2016.

Overview

We own and operate four gaming and entertainment properties in Clark County, Nevada. These properties are the Stratosphere Casino Hotel & Tower, or the Stratosphere, which is located on the Las Vegas Strip and caters to visitors to Las Vegas, two off-Strip casinos, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, which cater primarily to residents of Las Vegas and the surrounding communities, and the Aquarius Casino Resort, in Laughlin, Nevada, or the Aquarius, which caters to visitors to and residents of Laughlin and Northwest Arizona. The Stratosphere is one of the most recognized landmarks in Las Vegas, our two Arizona Charlie’s properties are well-known casinos in their respective marketplaces and the Aquarius is the largest hotel in Laughlin. Each of our properties offers customers a value-oriented experience by providing competitive odds in our casinos, quality rooms in our hotels, award-winning dining facilities and, at the Stratosphere and Aquarius, an offering of competitive value-oriented entertainment attractions. We believe the value we offer our customers, together with a strong focus on customer service, will enable us to continue to attract customers to our properties.

Our operating results are greatly dependent on the volume of customers at our properties, which in turn affects the price we can charge for our non-gaming amenities. A substantial portion of our operating income is generated from our gaming operations; especially slot play (including video poker). Approximately 50.1% of our gross revenue for the three months ended June 30, 2017 was generated from our gaming operations. Hotel and food and beverage sales generated similar percentages of our gross revenue during the three months ended June 30, 2017, with hotel sales representing 21.9% and food and beverage sales representing 20.0%. The majority of our revenue is cash based through customers wagering with cash or paying for non-gaming amenities with cash or credit card. Because our business is capital intensive, we rely heavily on the ability of our properties to generate operating cash flow to repay debt financing, fund maintenance capital expenditures and provide excess cash for future development.

Las Vegas is one of the largest entertainment markets in the country. Las Vegas hotel occupancy rates are among the highest of any major market in the United States. We believe that the Las Vegas gaming market has two distinct sub-segments: the tourist market, which tends to be concentrated on the Las Vegas Strip and Downtown Las Vegas, and the local market, which includes the surrounding Las Vegas area.

We use certain key measurements to evaluate operating revenue. Casino revenue measurements include “table games drop”, “slot coin-in” and “bingo write,” which are measures of the total amounts wagered by patrons. “Win” or “hold percentage” represents the percentage of table games drop, slot coin-in or bingo write that is retained by the casino and recorded as casino revenue. Hotel revenue measurements include hotel occupancy rate, which is the average percentage of available hotel rooms occupied during a period, and average daily room rate, which is the average price of occupied rooms per day. Food and beverage revenue measurements include number of covers, which is the number of guests served, and the average check amount per guest.

Results of Operations

Three months ended June 30, 2017 Compared to Three months ended June 30, 2016

The following table sets forth the results of our operations for the periods indicated.

	Three months ended June 30,
	2017	2016
	(in millions)
Income Statement Data:
Revenues:
Casino	$55.7	$52.4
Hotel	24.3	23.0
Food and beverage	22.3	21.1
Tower, retail, entertainment and other	8.9	8.6

Gross revenues	111.2	105.1
Less promotional allowances	7.9	7.2

Net revenues	103.3	97.9

Costs and expenses:
Casino	17.2	16.5
Hotel	10.5	9.7
Food and beverage	16.6	15.5
Other operating expenses	2.4	2.5
Selling, general and administrative	31.7	31.3
Depreciation and amortization	7.4	6.7

Total costs and expenses	85.8	82.2

Income from operations	$17.5	$15.7

EBITDA Reconciliation:
Net income	$14.3	$12.3
Interest expense	2.3	3.3
Depreciation and amortization	7.4	6.7

EBITDA	$24.0	$22.3

We believe that our presentation of EBITDA is an important supplemental measure of our operating performance to investors. EBITDA is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Although EBITDA is a non-GAAP measure, we believe this measure will be used by investors in their assessment of our operating performance and the valuation of our company.

Our consolidated gross revenues increased 5.8% to $111.2 million for the three months ended June 30, 2017 from $105.1 million for the three months ended June 30, 2016. Our consolidated income from operations and EBITDA increased 11.5% and 7.6% to $17.5 million and $24.0 million for the three months ended June 30, 2017 compared to $15.7 million and $22.3 million for the three months ended June 30, 2016, respectively. The increase in our gross revenues is due primarily to higher casino, hotel and food and beverage revenues caused by higher slot coin-in and hold for the casino, occupancy and average daily room rates for the hotel and higher average revenue per covers for food and beverage.

For the three months ended June 30, 2017 and 2016, certain expenses had an impact on income from operations and EBITDA. EBITDA for the three months ended June 30, 2017 was negatively impacted by a non-cash $881,000 loss on debt redemption related to voluntary principal payments on the 2015 Term Loans of $40.0 million on April 28, 2017 and $10.0 million on May 30, 2017. In addition, we recognized $800,000 in expenses in relation to an employee pay related settlement (see Note 6). EBITDA for the three months ended June 30, 2016 was negatively impacted by a non-cash $1.1 million loss on debt redemption related to the voluntary $35.0 million principal payment on the 2015 Term Loans on March 31, 2016. For the three months ended June 30, 2016 our Selling, General and Administrative expense included a $279,000 non-cash expense for share-based compensation, we had no share-based compensation expense in 2017.

Casino

Casino revenues consist of revenues from slot machines, table games, poker, race and sports book, bingo and keno. Casino revenues increased 6.3% to $55.7 million for the three months ended June 30, 2017, compared to $52.4 million for the three months ended June 30, 2016. Our slot revenues increased 7.5% and table revenues decreased 1.7%. Slot revenues increased due to a 5.8% increase in coin-in and a 0.1 percentage point increase in hold and table revenues decreased due to a 3.1% decrease in drop and a 0.3 percentage point increase in hold percentage compared to the three months ended June 30, 2016. For the three months ended June 30, 2017, slot machine revenues were 87.6% of casino revenues, and table game revenues were 10.2% of casino revenues, compared to 86.6% and 11.1% of casino revenues, respectively, for the three months ended June 30, 2016. Other casino revenues, consisting of race and sports book, poker, bingo and keno, were unchanged for the three months ended June 30, 2017 compared to the three months ended June 30, 2016. Bingo revenues decreased 11.8% compared to the three months ended June 30, 2016, due to a 0.7 percentage point decrease in hold percentage and a 2.5% decrease in patrons. Race and sports book revenues decreased 0.7% compared to the three months ended June 30, 2016 due to a 0.6 percentage point decrease in hold percentage and a 5.2% increase in handle. Poker revenues decreased 6.4% compared to the three months ended June 30, 2016. Keno revenues increased 6.2% compared to the three months ended June 30, 2016 due to an 8.2 percentage point increase in hold percentage. Casino operating expenses increased 4.2% to $17.2 million for the three months ended June 30, 2017, compared to $16.5 million for the three months ended June 30, 2016. The increase was due primarily to higher labor costs, slot participation expenses and revenue taxes. Our casino operating margin increased to 69.1% for the three months ended June 30, 2017, compared to 68.5% for the three months ended June 30, 2016.

Hotel

Hotel revenues increased 5.7% to $24.3 million for the three months ended June 30, 2017 from $23.0 million for the three months ended June 30, 2016. Average daily room rates increased for all properties except the Aquarius. Occupancy increased at the Stratosphere and the Aquarius and declined for the two Arizona Charlie’s properties. Overall room occupancy increased to 80.4% for the three months ended June 30, 2017 compared to 76.6% for the three months ended June 30, 2016. Our hotel expenses increased 8.2% to $10.5 million for the three months ended June 30, 2017, compared to $9.7 million for the three months ended June 30, 2016 due primarily to higher labor costs, commissions and brokers fees, and supplies. Our hotel operating margin decreased to 56.8% for the three months ended June 30, 2017 as compared to 57.8% for the three months ended June 30, 2016.

Food & Beverage

Food and beverage revenues increased 5.7% to $22.3 million for the three months ended June 30, 2017, compared to $21.1 million for the three months ended June 30, 2016. Food and beverage revenues increased at all properties except Arizona Charlie’s Decatur. Overall, food covers and beverage covers increased 2.0% and 2.6%, respectively, for the three months ended June 30, 2017, compared to the three months ended June 30, 2016. Average revenue per cover for the three months ended June 30, 2017 increased 3.3% compared to the three months ended June 30, 2016. Our food and beverage expenses increased 7.1% to $16.6 million for the three months ended June 30, 2017 compared to $15.5 million for the three months ended June 30, 2016 due to higher labor costs and cost of goods. Our food and beverage operating margin decreased to 25.6% for the three months ended June 30, 2017 compared to 26.5% for the three months ended June 30, 2016.

Tower, Retail, Entertainment and Other

Tower, retail, entertainment and other revenues increased 3.5% to $8.9 million for the three months ended June 30, 2017, compared to $8.6 million for the three months ended June 30, 2016. Tower revenues increased 1.3% for the three months ended June 30, 2017, compared to the three months ended June 30, 2016. Tower guests decreased 16.8% and revenue per guest increased 31.8% for the three months ended June 30, 2017, compared to the three months ended June 30, 2016. Entertainment revenue decreased 55.5% for the three months ended June 30, 2017, compared to the three months ended June 30, 2016 due primarily to fewer performances. The final performance of the Pin Up show was on March 4, 2017. Retail revenue increased 6.6% for the three months ended June 30, 2017, compared to the three months ended June 30, 2016. Other operating revenues increased 18.9% for the three months ended June 30, 2017 compared to the three months ended June 30, 2016 due primarily to increased rental revenue and ATM commissions. Other operating expenses decreased 4.0% to $2.4 million for the three months ended June 30, 2017 compared to $2.5 million for the three months ended June 30, 2016 due primarily to decreased entertainer fees.

Promotional Allowances

Promotional allowances are comprised of the retail value of goods and services provided to casino patrons under various marketing programs. As a percentage of casino revenues, promotional allowances increased to 14.2% for the three months ended June 30, 2017 from 13.7% for the three months ended June 30, 2016. The increase in promotional allowances was due primarily to increased room, food, and beverage promotions.

Selling, General and Administrative

Selling, general and administrative expenses are primarily comprised of payroll, marketing, advertising, utilities and other administrative expenses. These expenses increased 1.3% to $31.7 million, or 28.5% of gross revenues, for the three months ended June 30, 2017, compared to $31.3 million, or 29.8% of gross revenues for the three months ended June 30, 2016. During the three months ended June 30, 2017, we recognized $800,000 in expenses in relation to an employee pay related settlement (see Note 6). Non-cash share-based compensation expenses were $0 for the three months ended June 30, 2017 compared to $279,000 and for the three months ended June 30, 2016. During the three months ended June 30, 2017, settlement expenses, utilities, and credit card fees increased by $821,000, $129,000, $84,000, respectively, compared to the three months ended June 30, 2016. These increases were partially offset as labor costs and marketing related expenses decreased $489,000 and $454,000, respectively, compared to the three months ended June 30, 2016.

Interest Expense

Interest expense decreased 30.3% to $2.3 million for the three months ended June 30, 2017, compared to $3.3 million for the three months ended June 30, 2016. The decrease was due primarily to a repricing of the 2015 Term Loans effective October 31, 2016, and voluntary principal payments on the 2015 Term Loans of $30.0 million on October 24, 2016, $40.0 million on April 28, 2017 and $10.0 million on May 30, 2017.

Six months ended June 30, 2017 Compared to Six months ended June 30, 2016

The following table sets forth the results of our operations for the periods indicated.

	Six months ended June 30,
	2017	2016
	(in millions)
Income Statement Data:
Revenues:
Casino	$114.3	$108.0
Hotel	49.2	44.6
Food and beverage	43.4	41.0
Tower, retail, entertainment and other	16.8	16.6

Gross revenues	223.7	210.2
Less promotional allowances	15.8	14.3

Net revenues	207.9	195.9

Costs and expenses:
Casino	34.5	33.5
Hotel	20.2	18.8
Food and beverage	31.9	30.1
Other operating expenses	4.9	5.1
Selling, general and administrative	63.1	62.0
Depreciation and amortization	14.4	13.4

Total costs and expenses	169.0	162.9

Income from operations	$38.9	$33.0

EBITDA Reconciliation:
Net income	$33.0	$24.8
Interest expense	5.0	7.2
Depreciation and amortization	14.4	13.4

EBITDA	$52.4	$45.4

Our consolidated gross revenues increased 6.4% to $223.7 million for the six months ended June 30, 2017 from $210.2 million and for the six months ended June 30, 2016. Our consolidated income from operations and EBITDA increased 17.9% and 15.4% to $38.9 million and $52.4 million for the six months ended June 30, 2017 compared to $33.0 million and $45.4 million for the six months ended June 30, 2016, respectively. The increase in our gross revenues and income from operations is due primarily to higher casino, hotel and food and beverage revenues caused by increased slot coin-in and hold for the casino, higher occupancy and average daily room rates for the hotel and higher average revenue per cover for food and beverage.

For the six months ended June 30, 2017 and 2016, certain expenses had an impact on income from operations and EBITDA. For the six months ended June 30, 2016 our Selling, General and Administrative expense included a $559,000 non-cash expense for share-based compensation, we had no share-based compensation expense in 2017. EBITDA for the six months ended June 30, 2017 was negatively impacted by a non-cash $881,000 loss on debt redemption related to voluntary principal payments on the 2015 Term Loans of $40.0 million on April 28, 2017 and $10.0 million on May 30, 2017. In addition, we recognized $800,000 in expenses in relation to an employee pay related settlement (see Note 6). During the six months ended June 30, 2016, EBITDA was negatively impacted by a non-cash $1.1 million loss on debt redemption related to the voluntary $35.0 million principal payment on the 2015 Term Loans on March 31, 2016.

Casino

Casino revenues consist of revenues from slot machines, table games, poker, race and sports book, bingo and keno. Casino revenues increased 5.8% to $114.3 million for the six months ended June 30, 2017, compared to $108.0 million for the six months ended June 30, 2016. Our slot revenues and table revenues increased 6.7% and 1.7%, respectively. Slot revenues increased due to a 4.8% increase in coin-in and 0.2 percentage point increase in hold and table revenues increased due to a 0.3 percentage point increase in hold compared to the six months ended June 30, 2016. For the six months ended June 30, 2017, slot machine revenues were 86.8% of casino revenues, and table game revenues were 10.7% of casino revenues, compared to 86.1% and 11.1% of casino revenues, respectively, for the six months ended June 30, 2016. Other casino revenues, consisting of race and sports book, poker, bingo and keno, decreased 3.3% for the six months ended June 30, 2017 compared to the six months ended June 30, 2016. Bingo revenues increased 4.1% due to a 0.2 percentage point increase in hold percentage. Race and sports book revenues decreased 4.1% compared to the six months ended June 30, 2016 due to a combination of a 0.6 percentage point decrease in hold percentage and a 1.8% increase in handle. Poker revenues decreased 9.8% for the six months ended June 30, 2017 compared to the six months ended June 30, 2016. Keno revenues decreased 7.4% for the six months ended June 30, 2017 compared to the six months ended June 30, 2016 due to a 9.6% decrease in write. Casino operating expenses increased 3.0% to $34.5 million for the six months ended June 30, 2017, compared to $33.5 million for the six months ended June 30, 2016. The increase was due primarily to higher slot participation expenses, revenue taxes, and labor costs. Our casino operating margin increased to 69.8% for the six months ended June 30, 2017, compared to 69.0% for the six months ended June 30, 2016.

Hotel

Hotel revenues increased 10.3% to $49.2 million for the six months ended June 30, 2017 from $44.6 million for the six months ended June 30, 2016. Average daily room rates increased for all properties except the Aquarius and occupancy increased for all properties except Arizona Charlie’s Decatur. Overall room occupancy increased to 77.0% for the six months ended June 30, 2017 compared to 73.8% for the six months ended June 30, 2016. Our hotel expenses increased 7.4% to $20.2 million for the six months ended June 30, 2017, compared to $18.8 million for the six months ended June 30, 2016 due to higher labor costs, commissions and brokers fees, and supplies. The increased costs were primarily related to the increase in occupancy. Due to the increase in occupancy and average daily room rates, our hotel operating margin increased to 58.9% for the six months ended June 30, 2017 as compared to 57.8% for the six months ended June 30, 2016.

Food & Beverage

Food and beverage revenues increased 5.9% to $43.4 million for the six months ended June 30, 2017, compared to $41.0 million for the six months ended June 30, 2016. Food and beverage revenues increased at all properties except Arizona Charlie’s Decatur. Overall, food covers and beverage covers increased 2.2% and 2.8%, respectively, for the six months ended June 30, 2017, compared to the six months ended June 30, 2016. Average revenue per cover for the six months ended June 30, 2017 increased 3.6% compared to the six months ended June 30, 2016. Our food and beverage expenses increased 6.0% to $31.9 million for the six months ended June 30, 2017 compared to $30.1 million for the six months ended June 30, 2016 due to higher labor costs and cost of goods. Our food and beverage operating margin declined to 26.5% for the six months ended June 30, 2017 as compared to 26.6% for the six months ended June 30, 2016.

Tower, Retail, Entertainment and Other

Tower, retail, entertainment and other revenues increased 1.2% to $16.8 million for the six months ended June 30, 2017, compared to $16.6 million for the six months ended June 30, 2016. Tower revenues decreased 2.0% for the six months ended June 30, 2017, compared to the six months ended June 30, 2016. Tower guests decreased 19.9% and revenue per guest increased 31.7% compared to the six months ended June 30, 2016. Entertainment revenue decreased 44.0% for the six months ended June 30, 2017, compared to the six months ended June 30, 2016 due primarily to fewer performances of the Pin Up show at the Stratosphere. The final performance of Pin Up was on March 4, 2017. Retail revenue increased 3.0% for the six months ended June 30, 2017 compared to the six months ended June 30, 2016. Other operating revenue increased 18.1% for the six months ended June 30, 2017 compared to the six months ended June 30, 2016 due to increased rental income and ATM commissions. Other operating expenses decreased 3.9% to $4.9 million for the six months ended June 30, 2017 compared to $5.1 million for the six months ended June 30, 2016. The decrease in other operating expenses was due primarily to lower entertainer fees and labor costs.

Promotional Allowances

Promotional allowances are comprised of the retail value of goods and services provided to casino patrons under various marketing programs. As a percentage of casino revenues, promotional allowances increased to 13.8% for the six months ended June 30, 2017 from 13.2% for the six months ended June 30, 2016. The increase in promotional allowances was due primarily to increased room, food, beverage, and bingo promotions.

Selling, General and Administrative

Selling, general and administrative expenses are primarily comprised of payroll, marketing, advertising, utilities and other administrative expenses. These expenses increased 1.8% to $63.1 million, or 28.2% of gross revenues, for the six months ended June 30, 2017, compared to $62.0 million, or 29.5% of gross revenues for the six months ended June 30, 2016. During the six months ended June 30, 2017, we recognized $800,000 in expenses in relation to an employee pay related settlement (see Note 6). Non-cash expense for share-based compensation was $0 for the six months ended June 30, 2017 compared to $559,000 for the six months ended June 30, 2016. During the six months ended June 30, 2017, our settlement expense increased by $755,000; repair and maintenance expenses increased by $255,000; our guest loss and damage increased by $252,000; legal fees increased by $233,000; and credit card fees increased by $203,000 compared to the six months ended June 30, 2016. These increased expenses were partially offset by a $1.1 million decrease in advertising and related expenses, a $383,000 decrease in labor costs, and a $153,000 decrease in other tax and license expenses compared to the six months ended June 30, 2016.

Interest Expense

Interest expense decreased 30.6% to $5.0 million for the six months ended June 30, 2017, compared to $7.2 million for the six months ended June 30, 2016. The decrease was due to a repricing of the 2015 Term Loans effective October 31, 2016, and voluntary principal payments on the 2015 Term Loans of $35.0 million on March 31, 2016, $30.0 million on October 24, 2016, $40.0 million on April 28, 2017 and $10.0 million on May 30, 2017.

Financial Condition

Liquidity and Capital Resources

The following liquidity and capital resources discussion contains certain forward-looking statements with respect to our business, financial condition, results of operations, dispositions, acquisitions, renovation projects and our subsidiaries, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in our filings with the SEC. In addition, renovation projects entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods, unanticipated cost increases, and disruption to business. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met. All forward-looking statements are based on our current expectations and projections about future events.

As of June 30, 2017 we had $47.6 million in cash and cash equivalents compared to $62.7 million on June 30, 2016. Net cash provided by operating activities was $49.0 million for the six months ended June 30, 2017 compared to $41.8 million for the six months ended June 30, 2016. The increase in cash flow from operations was driven primarily by increased net revenue.

During the six months ended June 30, 2017, our total capital expenditures were $12.2 million (including approximately $1.3 million in non-cash items), of which approximately $1.7 million was spent on slot machine replacements and conversions, $6.4 million on renovations to our rooms, public areas and food and beverage venues, $1.8 million on pool renovations at the Stratosphere and Aquarius, $600,000 on our information technology systems and $1.7 million on our facilities and operations. For the six months ended June 30, 2016, our total capital expenditures were $14.9 million (including approximately $365,000 in non-cash items), of which approximately $1.9 million was spent on slot machine replacements and conversions, $2.0 million on renovations to our rooms, public areas and food and beverage venues, $5.8 million on pool renovations at the Stratosphere and Aquarius, $1.6 million on our information technology systems and $3.6 million on our facilities and operations.

Cash flows used in financing activities were $51.5 million for the six months ended June 30, 2017 compared to $36.5 million for the six months ended June 30, 2016. In respect of the 2015 Term Loans, we made voluntary principal payments of $40.0 million on April 28, 2017, and $10.0 million on May 30, 2017. On March 31, 2016, in respect of the 2015 Term Loans, we made a $35.0 million voluntary principal payment.

Our primary cash requirements for the next twelve months are expected to include (i) expenses associated with ongoing day-to-day operations, (ii) interest and principal payments on indebtedness, (iii) payments for design and development costs of future projects, and (iv) regular maintenance and other capital expenditures. During 2017, we currently anticipate spending approximately $27.0 million on capital projects.

The 2015 Term Loans bear interest either at a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum. In the case of eurodollar loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter ending on and after December 31, 2015 in an amount equal to 0.25% of the original principal balance. The 2015 Term Loans are also subject to annual principal payments based on excess cash flow for all fiscal years ending on and after December 31, 2016 through the maturity date of the 2015 Term Loans. The percentage of excess cash flow required to be prepaid is based on the ratio of total indebtedness (net of unrestricted cash) to trailing four quarter adjusted EBITDA. In addition, we are entitled to at any time make voluntary principal prepayments to the 2015 Term Loans in amounts of $1 million or greater.

On April 28, 2017 and May 30, 2017, we made voluntary principal payments of $40.0 million and $10.0 million, respectively, to the 2015 Term Loans.

On October 24, 2016 we made a voluntary principal payment of $30.0 million to the 2015 Term Loans.

On October 31, 2016 we entered into an amendment of the Credit Agreement. The amendment reduced the interest rate on the 2015 Term Loans by 50 basis points per annum.

We believe our cash flow from operations and our cash balances will be sufficient to fund our operations, interest payments and capital expenditures for the next twelve months. However, our ability to fund our operations, make payments on our debt and fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary risk exposure relates to interest rate risk.

The fair value of our debt is estimated based on the quoted market prices for the same or similar issues. The estimated fair value of the 2015 Term Loans was approximately $174.5 million as of June 30, 2017.

For the six months ended June 30, 2017, we incurred approximately $5.0 million in interest expense. Interest on the 2015 Term Loans is variable and based on reserve-adjusted eurodollar rate plus a margin, with a floor rate of 1.00%. If the reserve-adjusted eurodollar rate increased by 1.00% above the floor rate, our annual interest costs would increase by approximately $1.8 million.

On July 7, 2015, we entered into a Credit and Guaranty Agreement in an aggregate principal amount of $310 million, consisting of $295 million of 2015 Term Loans, and a $15 million 2015 Revolving Facility. The proceeds of the 2015 Term Loans were used, together with cash on hand of approximately $17.4 million, to repay in full the Company’s existing debt under the 2013 Credit Agreements.

The 2015 Term Loans bear interest either at a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum. In the case of eurodollar loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. As of June 30, 2017, all outstanding 2015 Term Loans are eurodollar loans. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter ending on and after December 31, 2015 in an amount equal to 0.25% of the original principal balance. The 2015 Term Loans are also subject to annual principal payments based on excess cash flow. The Company was not required to make a principal payment based on excess cash flow for the year ended December 31, 2016. In addition, we are entitled to at any time make voluntary principal prepayments to the 2015 Term Loans in amounts of $1 million or greater.

We do not invest in derivative financial instruments, interest rate swaps or other investments that alter interest rate exposure.

Controls and Procedures

There were no changes in our internal control over financial reporting that occurred during the first six months of 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

It should be noted that any system of controls, however well designed and operated, can provide only reasonable and not absolute assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of certain events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.